Contact:  Jillian Bartley at LANB, 505 954-5425, jillianb@lanb.com

September 21, 2015
FOR IMMEDIATE RELEASE:

Leslie Nathanson Juris Named to TCC and LANB Board of Directors

On September 18, 2015, Trinity Capital Corporation (TCC) and Los Alamos National Bank (LANB) appointed Leslie Nathanson Juris as the newest member of the TCC and LANB Boards of Directors. Ms.  Nathanson Juris is the Founder and Managing Director of Nathanson/Juris Consulting which advises corporate executives on issues of strategy, leadership, culture, and organizational and personal performance.  Ms. Nathanson Juris brings with her 20 years of corporate board experience.
Ms. Juris served as a Board Member for Ameristar Casinos, Inc. from 2003 to 2013; as Advisory Board Member to Chas. Levy Company, LLC from 1999 to 2011; Advisory Board Member to Successories from 2000 to 2003; and as a Board Member to Quill from 1995 to 1998.  Ms.  Nathanson Juris also has extensive experience serving on non-profit boards, including National Dance Institute, New Mexico (NDI) from 2003 to present; Director and Emeritus Director to Creativity for Peace from 2005 to present; and as Advisory Board Member for BeCause Foundation from 2007 to present.
"TCC and LANB are happy to welcome Leslie to our Board. Her extensive experience with corporate boards and driving organizational performance will bring tremendous value and insight to our board," said Jerry Kindsfather, the Chairman of the Boards of Directors of TCC and LANB.

Dr. Nathanson Juris earned her Ph.D. in Organizational Behavior and Labor Relations, and her Master's Degree in Educational Leadership and Administration from Northwestern University where she also served as an Adjunct Professor at Kellogg School of Management from 1999 to 2010.  Leslie earned her Bachelor's Degree Tufts University.

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Los Alamos National Bank (LANB) is the third largest locally-owned bank in New Mexico with current assets of more than $1.4 billion. Through the responsive work of over 300 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past ten years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation headquartered in Los Alamos, N.M. For more information visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).